EXHIBIT 10.29

April 2, 2025

John Reichelt

Dear John:
On behalf of our President and Chief Operating Officer, it is my pleasure to extend a contingent offer of employment to you for the position of SVP, Chief Information Officer with MSC Industrial Supply Co, reporting directly to Martina McIsaac. The offer is contingent upon successful reference and background checks. Your anticipated start date is April 7, 2025, and you will be attached to the Melville, NY office. We are currently in- office three days per week as we work our way back to fully in office.
As an exempt associate, your annualized base salary in this position will be $350,000. This will be earned and paid every other Thursday on a bi-weekly basis.
In addition, this position is eligible to participate in the annual bonus program at a target of fifty percent (50%) of your annual base salary. You will be eligible for a pro-rated amount for fiscal year 2025 with anticipated payment in November 2025.
You will also be eligible for an annual equity target of $275,000. The equity is currently granted as 50% Performance Stock Units (PSUs) with a three (3) year cliff vesting schedule, and 50% Restricted Stock Units (RSUs) that will vest 25% per year over four (4) years. This grant is typically made in November.
The bonus and equity grant are not guaranteed but based upon company and individual performance, as well as Board approval. Please note that bonus and equity targets may vary each year.
Additionally, you will receive a monthly auto allowance in the amount of $1,249.73, totaling $11,999.00 per year. It will be paid bi-weekly at the rate of $576.80. This position carries unlimited vacation, scheduled with the approval of management. The company currently recognizes nine paid holidays per year: New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving (2), and Christmas Day, plus two floater holidays. One floater is designated by the company; the other is at your discretion.
You will be eligible to participate in the MSC Benefits Program in accordance with the terms and conditions of those plans. Our standard benefit package includes major medical/dental/vision insurance and 401(k) savings plan. Based upon an April start date, you will be eligible to enroll on the first day of the month following 30 days of service, June 1, 2025. A change to your start date may impact your benefits eligibility date.
You will be provided with a corporate cell phone that is direct billed to the company. You will also be issued a company credit card for business expenses. Charges are billed to you and reimbursed by the company.
For your review, I’ve included with this letter MSC’s “Associate Confidentiality, Non-Solicitation and Non- Competition Agreement,” execution of which is a condition of your employment. Neither this condition, nor this offer letter should be construed as a contract of employment. This is information only at this point; it does not need to be signed prior to your start date.
Upon your start date, you will receive an email with a link to complete all on-boarding documents. Your employment is contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States. Please provide the appropriate document(s) on your first day of employment.
So that we may proceed with the hiring process, please confirm your acceptance of the offer by signing below and returning this letter to me. We hope to have your response no later than Friday, April 4, 2025.
John, we are so excited to have you join us. MSC continues to transform, and your leadership will be game- changing for our team. We look forward to a partnership that provides significant growth for both you and the company as we define our future.
If I can answer any questions or provide any information to help you in your onboarding process, please let me know. Feel free to call me at 704-763-3793 if you have any questions.
Sincerely,
Beth Bledsoe
Beth P. Bledsoe
SVP, Chief People Officer

I accept the offer of SVP, Chief Information Officer as presented in this document:

/s/ John Reichelt	4/3/2025
John Reichelt	Date